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                        BUSINESS SALE AGREEMENT

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                               CONTENTS
                                                                 Page
ARTICLE I         BUSINESS SALE
SECTION 1.01      Sale of Business                                  1
SECTION 1.02      Excluded Assets                                   3
SECTION 1.03      Non-Assignable Contracts                          4
SECTION 1.04      Assumption of Liabilities                         4
SECTION 1.05      Excluded Liabilities                              4
SECTION 1.06      Relevant Transfer                                 5

ARTICLE II        CONSIDERATION
SECTION 2.01      Consideration                                     5
SECTION 2.02      Payment of the Purchase Price                     5
SECTION 2.03      Net Assets                                        6
SECTION 2.04      Closing Audit                                     6
SECTION 2.05      Adjustment to Asset Purchase Price                6
SECTION 2.06      Payment of Adjustments to Purchase Price          7

ARTICLE III       CLOSING
SECTION 3.01      Closing                                           7
SECTION 3.02      Instruments of Transfer and Conveyance            7
SECTION 3.03      Other Documents To Be Delivered on Closing Date   8
SECTION 3.04      Principal Employer                                8

ARTICLE IV        REPRESENTATIONS AND WARRANTIES
SECTION 4.01      Representations and Warranties of Seller          8
SECTION 4.02      Representations and Warranties of Buyer          15

ARTICLE V         COVENANTS RELATING TO CONDUCT OF
                  BUSINESS
SECTION 5.01      Conduct of Business                              17
SECTION 5.02      Other Actions                                    18
SECTION 5.03      Advice of Changes                                18

ARTICLE VI        ADDITIONAL AGREEMENTS
SECTION 6.01      Preparation of UK Disclosure Document; Shareholder
                  Meetings                                         19
SECTION 6.02      Access to Information; Confidentiality           19
SECTION 6.03      Reasonable Efforts; Notification                 20
SECTION 6.04      Expenses                                         20
SECTION 6.05      Public Announcements                             20
SECTION 6.06      Further Assurances                               21
SECTION 6.07      Environmental Management                         21
SECTION 6.08      Agreement Not to Compete                         21

ARTICLE VII       CONDITIONS PRECEDENT
SECTION 7.01      Conditions to Each Party's Obligation To Effect the
                  Business Sale                                    23
SECTION 7.02      Conditions to Obligations of Baltimore and Buyer 23
SECTION 7.03      Conditions to Obligation of Seller               24

ARTICLE VIII      TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01      Termination                                      24
SECTION 8.02      Effect of Termination                            25
SECTION 8.03      Amendment                                        25
SECTION 8.04      Extension; Waiver                                25
SECTION 8.05      Procedure for Termination, Amendment, Extension or
                  Waiver                                           26

ARTICLE IX        INDEMNIFICATION
SECTION 9.01      Seller's Indemnity                               26
SECTION 9.02      Survival of Representations and Warranties       26
SECTION 9.03      Losses Net of Insurance                          27
SECTION 9.04      Procedures Relating to Indemnification           27
SECTION 9.05      Parent Guarantee                                 28

ARTICLE X         GENERAL PROVISIONS
SECTION 10.01     Notices                                          28
SECTION 10.02     Definitions                                      29
SECTION 10.03     Interpretation                                   31
SECTION 10.04     Entire Agreement; No Third-Party Beneficiaries   31
SECTION 10.05     Governing Law                                    31
SECTION 10.06     Assignment                                       31
SECTION 10.07     Enforcement                                      32
SECTION 10.08     Waivers of Jury Trial                            32
SECTION 10.09     Dispute Resolution                               32
SECTION 10.10     RTPA                                             34
SECTION 10.11     Severability                                     34
SECTION 10.12     Value Added Tax                                  34




                       BUSINESS SALE AGREEMENT

WHEREAS Perkins Limited ("Seller") is engaged in the business of designing, manufacturing, marketing and selling diesel and natural gas fuelled spark ignition engines and certain related activities including, but not limited to, the procurement of and sale of after market parts and the provision of engineering consulting services to third parties (together with any other business engaged in by Seller, on the date of the coming into effect of the terms and conditions of this Agreement, the "Business");

WHEREAS, the Boards of Directors of LucasVarity plc, an English public limited company ("Parent") and Seller have determined that it is in the best interests of their respective shareholders to sell the Business (including the assets currently used by Seller in the Business) to Caterpillar Inc. ("Buyer") as a going concern upon the terms and under the conditions set forth herein;

WHEREAS, the Business (including the Assets (as defined herein)) will be sold by Seller to Buyer for cash and the assumption of the Assumed Liabilities (as defined herein) (the "Business Sale");

WHEREAS, the Board of Directors of Buyer have determined that it is in the best interests of their shareholders to purchase the Business and assume the Assumed Liabilities upon the terms and under the conditions set forth herein;

WHEREAS, pursuant to requirements of the London Stock Exchange (the "LSE"), this Agreement and the transactions contemplated hereby will be submitted to the holders of ordinary shares, nominal value 25p per share (the "Ordinary Shares"), of Parent, for their approval; and

WHEREAS, Parent, Seller, and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Business Sale and also to prescribe various conditions to the Business Sale.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                              ARTICLE I

                            BUSINESS SALE

SECTION 1.01 Sale of Business. Upon the terms and subject to the conditions herein stated and on the basis of the representations, warranties and agreements set forth herein, Seller agrees to sell, assign, convey, transfer and deliver to Buyer as a going concern the Business, which is comprised of the Assets, free and clear of any pledges, claims, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") except for Permitted Liens. The term "Assets" shall mean all of the assets, properties and rights (including, without limitation, rights under leases, licenses, purchase orders, sales contracts and instruments) owned, leased or licensed by Seller in each case relating to the Business, as such assets, properties and rights exist at the time of the Business Closing (other than the Excluded Assets), including, without limitation, the following:

(a)   all land and buildings;

(b)   all other fixed assets;

(c)   all inventory;

(d)   all accounts receivable;

(e) all contracts, specifically including the license agreement relating to the use of the Perkins name and symbol (the
      Trademark");

(f) all intellectual property rights (including, without limitation, trademarks, servicemarks, trade names, copyrights, patents and patent applications) and trade secrets, together with, in each case, the associated goodwill (it being acknowledged that the Trademark is held by Varity Europe Limited and is not being transferred pursuant to this Agreement);

(g) all customer and supplier lists, price lists, advertising and promotional materials and field performance data, formulas, research materials, technical information, proprietary information, technology, know-how, specifications, designs, drawings, inventions, processes, procedures, methods and quality control data owned or licensed by Seller;

(h) all prepaid expenses and deferred income relating to the Business or any Assumed Liability, excluding prepaid expenses and deferred income relating to the Excluded Assets and excluding any pre-paid insurance premium payments;

(i) all rights under warranties and guarantees, express or implied, which relate to any of the other Assets;

(j)   all books and records relating to the Business;

(k) all software and computer programs and documentation (other than such assets which are available to Seller by access to computer networks outside of Seller);

(l)   all permits;

(m) all rights (including indemnification but excluding insurance policies), claims and causes of action relating to the Business or any Assumed Liability, including, without limitation, those arising by operation of law or equity or otherwise.

For purposes of this Agreement, "Permitted Liens" shall mean with respect to any assets or property (i) any Lien listed on Schedule
1.01 of the Seller Disclosure Schedule, (ii) any Lien for current taxes not delinquent or taxes being contested in good faith for which there exist adequate reserves, (iii) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar liens, (iv) all matters in the nature of easements, rights, exceptions, reservations, restrictions and covenants; (v) all notices served and orders, demands, proposals or requirements made by any local or other public or competent authority; and (vi) all actual or proposed orders, directions, plans, notices, instruments, charges, restrictions, conditions, agreements or other matters arising under any statute relating to town and country planning and any laws and regulations intended to control or regulate the construction, demolition, alteration or change of use of land or buildings or to preserve or protect the environment.

SECTION 1.02 Excluded Assets. Notwithstanding anything contained herein or in any Transfer Document to the contrary, the Assets shall not include the following (collectively, the "Excluded Assets"):

(a)   all cash and cash equivalents;

(b) the general books of account and books of original entry that comprise Seller's permanent accounting or tax records, and those books and records that Seller is required to retain pursuant to any statute, rule or regulation;

(c)   Seller's bank accounts;

(d)   insurance policies of Seller and rights in connection therewith;

(e) rights arising from any refunds due with respect to insurance premium payments and refunds due from U.K. or other
      Governmental Entities with respect to taxes paid by Seller prior to the Closing Date;

(f)   Seller's rights under this Agreement;

(g) Seller's corporate charter, minute and stock record books, and corporate seal and tax returns;

(h)   Seller's corporate name;

(i) for the avoidance of doubt, Seller's interest in the Excluded Subsidiaries and Non-Business Assets; and

(j) up to one employee of the Seller for each of the U.K. Pension Plans where such employee is in employment to which the U.K. Pension Plan relates and where such employee elects before the Closing Date not to transfer to the Buyer (on the basis that such employee will remain employed by the Seller after the Closing Date for such period as Buyer may specify).

SECTION 1.03 Non-Assignable Contracts. In the case of any contracts, permits or other items included in the Assets which are by their terms, by virtue of their subject matter or by operation of law not assignable to Buyer without the consent of a third party (the "Non-Assignable Contracts"), Seller agrees to use its reasonable best efforts as soon as reasonably practicable after the coming into effect of the terms and conditions of this Agreement to obtain any consents necessary to convey to Buyer such Non-Assignable Contracts or the benefits thereof to the extent they would otherwise constitute an Asset. Notwithstanding any provision to the contrary contained herein (i) Seller shall not assign to Buyer any Non-Assignable Contract for which such consent is not obtained, and (ii) with respect to any Non-Assignable Contract for which such consent is not obtained, Seller shall enter into any reasonable arrangement with Buyer designed to provide the economic and other benefits thereof to Buyer. Buyer shall indemnify Seller for any liabilities arising after the Business Closing under such Non-Assignable Contracts in respect of which Buyer derives the economic and other benefits (provided however that such indemnification by Buyer shall be limited to an amount equal to the amount of such economic and other benefits) and under any Non-Assignable Contract for which consent was or is obtained but as a condition to obtaining such consent Seller agreed in its sole discretion to remain secondarily liable under such contract. Nothing in this Agreement shall be construed as an attempt or an agreement to assign or cause the assignment of any Non-Assignable Contract, unless such consent shall have been given, or to assign any remedy for the enforcement of such Contract enjoyed by Seller which would not, as a matter of law, pass to Buyer as an incident of the assignments provided by this Agreement.

SECTION 1.04 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, upon the Business Closing, Buyer will assume and undertake to pay, perform and discharge, in accordance with and subject to their respective terms, all debts, liabilities, payables and obligations, whether accrued, absolute, contingent, unasserted or otherwise, of Seller relating to the Business, as and to the extent existing at the Business Closing, but excluding the Excluded Liabilities, as defined herein (collectively, the "Assumed Liabilities").

SECTION 1.05 Excluded Liabilities. Buyer shall not assume or be liable for, and Seller expressly agrees to remain liable for, the following (collectively, the "Excluded Liabilities"):

(a) all liabilities with respect to indebtedness for money borrowed or the equivalent thereof (including, without limitation, fees and accrued interest and intercompany funding arrangements), in each case, of, by or on behalf of Seller (collectively, "Funded Debt");

(b) any liabilities of Seller, or any of its affiliates, for any tax based in whole or in part on net or gross income, or capital gains, of Seller including interest, penalties, additions to tax or fines relating to such tax and including, without limitation, any United Kingdom income or corporation tax; and

(c)   all liabilities to the extent they relate to the Excluded
      Assets.

SECTION 1.06 Relevant Transfer. Buyer and Seller acknowledge and agree that the sale of the Assets is a "relevant transfer" within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 1981. Buyer further confirms that it has provided Seller with all information as Seller may require to enable it to comply with any obligations to inform, consult or notify any person about the matters contemplated by or arising as a result of this Agreement insofar as they relate to employees engaged in the Business.


                              ARTICLE II

                            CONSIDERATION

Section 2.01 Consideration. The total aggregate purchase price for the assets shall be $1,000,000,000 (the "Asset Purchase Price") and the assumption of the Assumed Liabilities. Seller and Buyer agree that the value of the assets described in Sections 1.01(a) through
(d) are at least equal to the amounts at which such assets are set forth on Seller's books. Buyer shall determine on a reasonable basis the allocation of the price among the Assets. The parties shall report the sale of the Assets on all tax reports and returns and financial and other statements in a manner that is consistent with Buyer's allocation, provided that the amounts allocated to the Assets described in Sections 1.01(a) through (d) are at least equal to the amounts at which such assets are set forth on the books, and shall not take any position for tax purposes that is inconsistent with such allocation. Each party shall notify the other if any taxing authority proposes to reallocate the asset purchase price. Each party hereto agrees to elect by notice given jointly under Section 531(3) of the Income and Corporation Taxes Act 1988 (the "ICTA 1988") within 12 months of the Business Closing that the provisions of Section 531(2) of the ICTA 1988 shall not apply to the consideration for the Assets which represent Know-how within the meaning set forth in Section 533(7), ICTA 1988.

SECTION 2.02 Payment of the Purchase Price. At the Business Closing, Buyer shall pay, or otherwise cause to be paid, the Asset Purchase Price by payment to an account or accounts designated by Seller. Such payment shall be in federal or other immediately available funds, by wire transfer in United States Dollars.

SECTION 2.03 Net Assets. Seller hereby agrees that the Net Assets included in the Business shall be in the amount of GBP182 million (the "Base Amount"). "Net Assets" shall mean such amount as would appear on a balance sheet of Seller, prepared in accordance with generally accepted accounting principles in the United Kingdom ("U.K. GAAP") applying such principles on a basis consistent with that used in the preparation of the balance sheet of Seller dated January 31, 1997 and set forth on Schedule 2.03, which excludes the Excluded Subsidiaries, the Non-Business Assets, the Excluded Assets, the Excluded
Liabilities and all deferred taxes.

SECTION 2.04 Closing Audit. (a) Within 45 days after the Closing Date, Seller shall prepare, or cause to be prepared, a statement of the Net Assets included in the Business as of the Closing Date, which Seller shall cause to be prepared in accordance with the definition of Net Assets and certified by KPMG Peat Marwick (the "Closing Date Statement" and the amount of Net Assets indicated thereon is referred to as the "Closing Net Assets").

(b) Upon receipt of the Closing Date Statement, Buyer and its representatives shall have the right during the succeeding 30-day period to examine, at Buyer's expense, the Closing Date Statement and all records (including all KPMG work papers used in connection with the audit and certification of the Closing Date Statement) used to prepare such Closing Date Statement. Buyer shall inform Seller, on or before the last day of such 30-day period, in writing that the Closing Date Statement is acceptable or deliver to Seller a letter objecting to the Closing Date Statement, setting forth a reasonably specific description of Buyer's objections.

If Buyer does not deliver such a letter within such 30-day period, the Closing Date Statement shall be deemed to have been accepted by Buyer. In the event Buyer objects to the Closing Date Statement, Buyer and Seller shall attempt to resolve any such objections within 30 days of Seller's receipt of Buyer's objections. If Buyer and Seller are unable to resolve the matter within such 30-day period, they shall jointly appoint Arthur Andersen or another mutually agreed independent, internationally recognised auditing firm (the "Firm") to resolve the disputes and make any adjustments to the Closing Date Statement. The fees of the Firm shall be divided equally between Seller and Buyer.

Seller and Buyer and their respective agents shall make readily available to the other party and to the Firm all relevant books, records, employees and any work papers relating to the Closing Date Statement and all other items requested by the other party or the Firm in connection with the preparation and certification of the Closing Date Statement or the resolution of any disputes. The Firm's resolution of the dispute and its adjustments to the Closing Date Statement shall be conclusive and binding upon the parties.
SECTION 2.05 Adjustment to Asset Purchase Price. Upon acceptance of the Closing Date Statement or the resolution of Buyer's objections in connection therewith, the Asset Purchase Price shall be either (i) decreased by an amount equal to the sum of the deficiency (if any) of the Closing Net Assets as compared with the Base Amount plus GBP10,000,000 or (ii) increased (or decreased, as the case may be) by the excess (if any) of the Closing Net Assets as compared with the Base Amount less GBP10,000,000. Such difference (the "Adjustment Amount") shall be payable as provided in Section 2.06 below within five business days after the final determination of such amount.

SECTION 2.06 Payment of Adjustments to Asset Purchase Price. In the event the Adjustment Amount is negative, the absolute value thereof shall be payable by Seller. In the event the Adjustment Amount is positive, the value thereof shall be payable by Buyer. All payments under this Section 2.06 shall be made in United States Dollars (converted from Pounds Sterling (GBP) at the closing London spot rate on the date prior to the date of final determination of the Adjustment Amount) in immediately available funds. Adjustments to the Asset Purchase Price shall be allocated among the Assets to which the Adjustment Amount relates consistently with Section 2.01 hereof.

                             ARTICLE III

                               CLOSING

SECTION 3.01 Closing. The closing ("Business Closing") of the purchase and sale of the Assets, and the assumption of the Assumed Liabilities, shall take place at the offices of Seller's counsel, Freshfields at 65 Fleet Street, London EC4Y 1HS, as soon as practicable following the satisfaction or waiver of the conditions to Closing hereunder, or on such other date and such other place as the parties may agree, but not later than June 30, 1998. The day of Business Closing is hereinafter called the "Closing Date".
SECTION 3.02 Instruments of Transfer and Conveyance. The conveyance, transfer, assignment and delivery of the Assets as herein provided shall be effected so far as possible by delivery thereof or, where necessary, by delivery by Seller on the Closing Date of such deeds, bills of sale, transfer agreements, endorsements, assignments, certificates, drafts, checks or other instruments of transfer and conveyance, and deeds or other instruments of release from security interests, guarantees and encumbrances duly executed by Seller, as Buyer shall reasonably request to vest on the Closing Date in Buyer good title to the Assets, free and clear of any Lien (other than Permitted Liens) in the manner provided for herein. Title to all Assets which are capable of transfer by delivery shall pass on delivery on the Closing Date. Any and all of the ancillary documents delivered by Seller or Buyer hereunder shall be referred to herein as the "Transfer Documents". Buyer shall not be obliged to complete the Business Closing in respect of any of the Assets unless Seller delivers all Transfer Documents reasonably requested by Buyer in respect of all of them.

SECTION 3.03 Other Documents To Be Delivered on Closing Date. At the Business Closing, Seller shall deliver to Buyer deeds or other instruments of conveyance to convey the real property constituting a part of the Assets.

SECTION 3.04 Principal Employer. Subject to the consent of the U.K. Inland Revenue, Seller and Buyer shall use their respective best endeavours to procure that the current principal employer of each of the Pension Schemes is, with effect from the Closing Date, replaced as principal company of the relevant Pension Scheme by Buyer. A deed relating to each Pension Scheme shall be duly executed as a deed by the relevant current principal employer and by Buyer.

For the purposes of this section, "Pension Scheme" means Perkins Engines Staff Pension Scheme, Perkins Engines Works Pension Scheme, The Perkins Engines (Shrewsbury) Pension Scheme, The Perkins Engines (Stafford) Limited Group Pension Scheme, The Varity Group Executive Pension Scheme, Varity Perkins Defined Contribution Pension Plan, The Varity Unapproved Executive Pension Scheme, and "Pension Schemes" have a corresponding meaning.

                              ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of Seller. Except as set forth in the Seller Disclosure Schedule delivered by Seller to Buyer on or prior to the date of the coming into effect of the terms and conditions of this Agreement (the "Seller Disclosure Schedule"), Seller represents and warrants to Buyer as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Seller is a corporation duly organized and validly existing under the laws of England and Wales and has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now being conducted. Seller is duly qualified or licensed to do business and (with respect to jurisdictions which recognize the concept of good standing) is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

(b) Subsidiaries. Except as set forth in Schedule 4.01(b) of the Seller Disclosure Schedule, Seller has no subsidiaries and does not, directly or indirectly, own or have the right to acquire any equity interest in any person.

(c) Authority; Noncontravention. Each of Parent and Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The making of this Agreement by Parent and Seller and the consummation by Parent and Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Seller, subject to receipt of the Required Vote. This Agreement has been duly made by Parent and Seller and constitutes a valid and binding obligation of Parent and Seller. The making by each of Parent and Seller of this Agreement does not, and the consummation by each of Parent and Seller of the transactions contemplated by this Agreement and compliance by each of Parent and Seller with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, vesting, acceleration of payment of any obligation or to loss of a material benefit or to additional material obligations under, or result in the creation of any Lien upon any of the properties or assets used to conduct the Business under, (i) the Memorandum and Articles of Association of Seller, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Seller or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or its respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any government or any court, administrative agency or commission or other governmental authority or agency, whether inside or outside the United Kingdom or elsewhere (a "Governmental Entity") or any other person, is required by or with respect to Parent or Seller in connection with the making of this Agreement by Parent or Seller or the consummation by Parent or Seller of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the approval of a circular relating to the approval by Parent's shareholders of this Agreement and the transactions contemplated hereby (as amended or supplemented from time to time, the "Disclosure Document") by the LSE, (iii) the filing of reports under disclosure requirements of NYSE and Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (iv) such consents, approvals, orders, authorizations, regulations, declarations and filings the failure to obtain which (individually or in the aggregate) would not have a Material Adverse Effect

(d)   Reports and Financial Statements; Undisclosed Liabilities.

         (i) Seller has delivered to Buyer (A) the annual report of Parent to holders of Ordinary Shares for its fiscal year ended January 31, 1997 and its interim report to shareholders for the nine months ended October 31, 1997 (B) all documents distributed to Parent shareholders relating to meetings of, or actions taken without a meeting by, the shareholders of Parent since January 31, 1997 and (C) of the Seller Disclosure Schedule, other reports and statements distributed to Parent shareholders together with copies of all prospectuses and listing particulars issued by Parent or any of its subsidiaries since January 31, 1997 (the "Parent Documents"). As of the date of its distribution to shareholders, as such report or statement concerns the Business, each such report or statement distributed to shareholders did not contain any untrue statement of material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent Documents have been prepared in accordance with U.K. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and present a true and fair view of the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

        (ii) The financial statements of Seller for the year ended January 31, 1997 and for the nine months ended October 31, 1997 and as set forth in
               Schedule 4.01(d)(ii) of the Seller Disclosure Schedule (the "Financial Statements") have been prepared in accordance with U.K. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and present a true and fair view of the financial condition of Seller, as of the dates thereof, and the results of operations and cash flows of Seller for the periods indicated (subject, in the case of unaudited statements, to normal year-end adjustments). The balance sheet of Seller as at October 31, 1997 is referred to herein as the "Interim Balance Sheet." Seller has no material liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Business, except (a) as set forth in Section 4.01(d) of the Seller Disclosure Schedule, or (b) as and to the extent disclosed or reserved against the Interim Balance Sheet. Seller has no material liabilities or obligations of any nature, absolute, accrued, contingent or otherwise, that were incurred after the date of the Interim Balance Sheet except for those incurred in the ordinary course of business or disclosed in Section 4.01(d) of the Seller Disclosure Schedule.

(e) Absence of Certain Changes or Events. Except as disclosed in the Financial Statements since the date of the most recent financial statements included in the Financial Statements or as set forth in Section 4.01(e) of the Seller Disclosure Schedule, the Business has been conducted only in the ordinary course, and there has not been (i) any Material Adverse Change, (ii) any declaration, setting aside or payment of any dividend or other distribution by Seller to its stockholder other than dividends paid in cash or interests in the Excluded Subsidiaries or in Non-Business Assets, (iii) (x) any granting to any of its executive officers of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Financial Statements, (y) any granting to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Financial Statements or
      (z) any entry into any employment, severance or termination agreement with any such executive officer, (iv) any damage, destruction or loss, whether or not covered by insurance, that has had or is likely to have a Material Adverse Effect, or (v) any change in accounting methods, principles or practices materially affecting the Assets, liabilities or the Business, except insofar as may have been required by a change in U.K. GAAP.

(f) Assets. The Assets constitute, in all material respects, all the assets, tangible and intangible, used or useful in connection with the Business. Seller has good and marketable title to all such Assets, free and clear of any Lien except for Permitted Liens.

(g) License Agreements. All license agreements, including amendments thereto providing for the payment of minimum royalties, relating to the use of the Trademark have been delivered to Buyer. Seller has a valid and continuing license to use the Trademark. There have not been any claims, disputes, actions or proceedings involving or known to Seller concerning the Trademark and, to the knowledge of Seller, there is no basis for any such action or proceeding. The license agreements relating to the Trademark may be validly assigned to Buyer pursuant to this Agreement.

(h) No Default. Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is now a party or by which Seller or any of its properties or assets may be bound, or (ii) any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, except in each case for defaults or violations which in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(i) Litigation. (i) Except as disclosed in the Financial Statements or in Section 4.01(i)(ii) of the Seller Disclosure Schedule, as of the date hereof there is no suit, action or proceeding pending or, to the knowledge of Seller, threatened against Seller or affecting the Business or the Assets that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. (ii) Section 4.01(i) of the Seller Disclosure Schedule sets forth information regarding product liability claims asserted within the past two years or pending as of the date of the coming into effect of the terms and conditions of this Agreement excluding any claim resulting or reasonably likely to result in a liability to Seller of less than GBP100,000.

(j) Absence of Changes in Benefit Plans. Except as disclosed in the Financial Statements, since the date of the most recent financial statements included in the Financial Statements or in
      Section 4.01(j) of the Seller Disclosure Schedule, there has not been any adoption or amendment in any material respect (nor has any understanding or reassurance been given in relation thereto) by Seller of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee officer or director of Seller collectively, "Benefit Plans"). Except as disclosed in the Financial Statements or in Section 4.01(j) of the Seller Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Seller and any current or former executive officer, director or key employee of Seller.

(k) UK Benefit Plans. Seller has delivered to Buyer true, complete and correct copies of (x) the documents governing each Benefit Plan or arrangement maintained or contributed to in the United Kingdom by Seller for the benefit of any current or former employees, officers or directors of Seller (a "UK Benefit Plan") (or, in the case of any unwritten UK Benefit Plans, written descriptions thereof), (y) the most recent actuarial valuation report and most recent audited accounts, where prepared in the ordinary course, of each UK Benefit Plan and
      (z) the most recent summary plan description for or explanatory booklet or handbook relating to each UK Benefit Plan

      (i) All occupational pension schemes and personal pension schemes (as defined in Section 1 of the Pension Schemes Act
          1993) applicable to employees of Seller (sometimes referred to herein as "UK Pension Plans") are treated as exempt approved schemes by the UK Inland Revenue and no such approval has been revoked nor, to the knowledge of Seller, has revocation been threatened, nor has any such UK Pension Plan been amended since the most recent actuarial valuation report in any respect that is likely to adversely affect its status as an exempt approved scheme or materially increase its costs.

     (ii) None of Seller, any officer of Seller or any UK Pension Plans, any trusts created thereunder or, to the knowledge of Seller, any trustee or administrator thereof has engaged in a breach of fiduciary responsibility with respect to any UK Pension Plan that could subject Seller or any officer of Seller to any tax or penalty or any other liability which would be reasonably expected to have a Material Adverse Effect.

    (iii) With respect to UK Benefit Plans except to the extent that any non-compliance would not, in the aggregate, have a Material Adverse Effect, such plans comply with applicable legislative, regulatory and other administrative requirements.

(l) Compliance of Other Benefit Plans. With respect to Benefit Plans maintained or contributed to by Seller for employees of Seller outside the United Kingdom, (A) except to the extent that any non-compliance would not, in the aggregate, have a Material Adverse Effect, such plans comply with applicable local laws and (B) there are no material unfunded liabilities with respect thereto.

(m)   Taxes.  (i)	All documents in the possession or under the
      control of Seller or to the production of which Seller is entitled which establish or are necessary to establish the title of Seller to any of the Assets have been duly stamped and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid.

      (ii) Neither Seller nor any relevant associate (within the meaning of Schedule 10 to the Value Added Tax Act 1994) has elected to waive the exemption from value added tax in relation to the land and buildings referred to in Section 1.01(a).

(n) Environmental Matters. Except as disclosed in Section 4.01(n) of the Seller Disclosure Schedule:

     (i) Seller is, and has been, in compliance with all applicable Environmental Laws, and Seller has not received any written notice of a pending or, to the knowledge of Seller, threatened, action, demand, investigation or claim by any Governmental Entity or other person regarding any actual or alleged violations of Environmental Law by Seller or any actual or potential liability of Seller under any Environmental Law;

    (ii) Seller has not assumed, by contract, any liabilities or obligations arising under Environmental Laws regarding any properties or facilities formerly owned, leased, operated or used by Seller;

   (iii) There are no events, conditions, or actions which would reasonably be expected to prevent compliance by Seller with any Environmental Law, or which would reasonably be expected to result in any liability of Seller under any Environmental Law;

    (iv) There are no underground storage tanks or related piping located at any properties currently owned or leased by Seller; and

     (v) All Hazardous Materials generated by Seller in the operation of the Business have been transported, stored, treated, disposed of, and handled in material compliance with all Environmental Laws.

         Seller has delivered or otherwise made available for Inspection to Buyer copies of any material reports,assessments, evaluations and audits in its possession of Hazardous Materials at, in, beneath or adjacent to any properties or facilities now or formerly owned, leased, operated or used by Seller, or of compliance by any of them with, or liability of any of them under, applicable Environmental Laws.

         As used in this Agreement, the term "Environmental Laws" means, to the extent in force at the date of this Agreement, any law, statute, rule, regulation, ordinance, judgment, directive, order or decree relating to pollution or the protection of the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface and subsurface) including, without limitation, those relating to the Release or threat of Release, or generation, use, treatment, storage, transport or disposal of any Hazardous Materials; the term "Hazardous Materials" means any pollutant, contaminant, hazardous or toxic substance, material, constituent, or waste, or any other waste, substance or material regulated by any applicable Environmental Law; the term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment.

(o) Voting Requirements. The approval of this Agreement and the transactions contemplated hereby by the passing of an ordinary resolution by the holders of the Ordinary Shares of Parent (the "Required Vote") is the only vote of the holders of any class or series of capital stock of Parent and its subsidiaries necessary to approve this Agreement or any of the transactions contemplated hereby.

(p) Broker. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co. LLC and Lazard Brothers & Co., Limited, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

(q) Disclaimer of Implied Warranties. BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS AFFILIATES, EMPLOYEES OR AGENTS HAS MADE ANY REPRESENTATIONS OR WARRANTIES REGARDING SELLER, ITS ASSETS OR LIABILITIES, ANY PORTION THEREOF OR OTHERWISE. SELLER HEREBY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

SECTION 4.02 Representations and Warranties of Buyer. Except as set forth in the disclosure schedule delivered by Buyer to Seller prior to the date of the coming into effect of the terms and conditions of this Agreement (the "Buyer Disclosure Schedule"), Buyer represents and warrants to Seller as follows:

(a) Organization, Standing and Corporate Power. Buyer is a corporation duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated and is in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of the jurisdiction in which it is incorporated, and has all corporate power and authority required to own, operate and lease its properties and carry on its business as now conducted.

(b) Authority; Non-contravention. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The making of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly made by Buyer and constitutes a valid and binding obligation of Buyer. The making of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated by this Agreement and compliance by Buyer with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, vesting, acceleration or payment of any obligation or to loss of a material benefit or to additional material obligations under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, (i) the Certificate of Incorporation or By-laws or the comparable charter or organizational documents of Buyer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Buyer or their respective properties or assets or
      (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other person is required by or with respect to Buyer or any of its subsidiaries in connection with the making of this Agreement by Buyer or the consummation by Buyer of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) compliance with any applicable requirements of the Exchange Act and the NYSE, (iii) the filing of the Form CO notification by Buyer with the European Commission under Council Regulation (EEC) No. 4064/89 ("ECMR") and receipt of a decision from the European Commission in accordance with Article VII, Section 7.04 of this Agreement, (iv) such consents, approvals, orders, authorizations, regulations, declarations and filings the failure to obtain which (individually or in the aggregate) would not (x) have a Material Adverse Effect, (y) impair the ability of Buyer to perform its obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement.

(c) Availability of Funds. Buyer has cash available, or irrevocable commitments from financial institutions, to enable it to consummate the transactions contemplated by this Agreement.

(d) Broker. No broker, investment banker, financial advisor or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by Buyer, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

                              ARTICLE V

              COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01 Conduct of Business. Except as set forth in Section 5.01 of the Seller Disclosure Schedule, during the period from the date of the coming into effect of the terms and conditions of this Agreement to the Closing Date, Seller shall carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent related to the Business, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing Date. Except as set forth in
Section 5.01 of the Seller Disclosure Schedule, without limiting the generality of the foregoing, during the period from the date of the coming into effect of the terms and conditions of this Agreement to the Closing Date with respect to the Business only, Seller shall not:

     (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its share capital, other than dividends paid in cash or of interests in the Excluded Subsidiaries as such term is defined in Section 5.01(i) of the Seller Disclosure Schedule or of the Non-Business Assets as such term is defined in Section 5.01(i) of the Seller Disclosure Schedule, or (y) purchase, redeem or otherwise acquire any of its share capital or any other of its securities;

    (ii) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (y) any assets that are material, individually or in the aggregate, to the Business taken as a whole, except purchases in the ordinary course of business consistent with past practice;

   (iii) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any properties or assets, other than sales in the ordinary course of business consistent with past practice, or transfers of shares in Excluded Subsidiaries or Non-Business Assets;

    (iv) make any material tax election or settle or compromise any material income tax liability;

     (v) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Business included in the Financial Statements or incurred in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality agreement to which Seller is a party;

    (vi) (A) enter into, adopt or amend in any material respect or terminate any Benefit Plan or any other agreement or arrangement involving Seller and one or more of their employees or directors or (B) except for normal increases in the ordinary course of business consistent with past practice, increase the compensation of any director, officer or key employee or pay any benefit or amount not required by a plan or arrangement in effect on the date of this Agreement; or

   (vii) authorize any of, or commit or agree to take any of, the foregoing actions.

SECTION 5.02 Other Actions. Parent, Seller, and Buyer shall not, and Buyer shall not permit any of its or their subsidiaries to, take any action that would, or that could reasonably be expected to, result in
(i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Business Sale set forth in Article VII not being satisfied.

SECTION 5.03 Advice of Changes. Seller shall promptly advise Buyer orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Effect.

SECTION 5.04 Employee Benefit Trusts. This section applies to any employee benefit trusts (the "EB Trusts") of or established or sponsored by any of the Companies which any of the Sellers may nominate by written notice to Caterpillar Inc. before the Closing Date.

The Sellers shall arrange on or before the Closing Date that a Seller (or other person nominated by a Seller) is substituted for the relevant Company as the establishing or sponsoring company (howsoever called) in relation to the EB Trusts with effect on and from a date which is on or before the Closing Date (including by entering into such deeds and documents as the Sellers and the trustees of the EB Trusts may require for that purpose).

The Sellers shall procure that Caterpillar Inc. and the Companies have no liabilities, and shall indemnify the Buyer and the Companies in respect of any loss or liabilities whatsoever, in relation to the EB Trusts.

                              ARTICLE VI

                        ADDITIONAL AGREEMENTS

SECTION 6.01 Preparation of UK Disclosure Document; Shareholder
Meeting.

(a) Subject to clause (c) below, Parent will, as soon as practicable following the date of the coming into effect of the terms and conditions of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the Required Vote with respect to this Agreement, the Business Sale and the other transactions contemplated hereby. Parent will, through its Board of Directors, unless there is a legal requirement based on the Directors' fiduciary duties to do otherwise, recommend to its shareholders approval of all such matters required to be so approved.

(b) Subject to clause (c) below, in connection with the Shareholders Meeting, (i) Parent will, as soon as practicable after the date of the coming into effect of the terms and conditions of this Agreement, prepare and will use all reasonable efforts to have cleared by the LSE and will thereafter mail to its shareholders the Disclosure Document which will comply with all requirements of law and the LSE applicable to the Shareholders Meeting.

(c) Buyer will, and will cause each of its subsidiaries to, supply Parent with all information reasonably requested by Parent concerning Buyer and its subsidiaries, its source of financing and any other information required or advisable to include in the Disclosure Document.

SECTION 6.02 Access to information; Confidentiality. Seller shall afford to Buyer and to the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer, reasonable access during the period prior to the Closing Date and upon reasonable prior notice to Seller to all of its properties, books, contracts, commitments, personnel and records, in each case, related to the Business, as Buyer may reasonably request. Any such information shall be subject to the terms and provisions of the Confidentiality Agreement dated August 1, 1997, as amended, between Buyer and Parent (the "Confidentiality Agreement")

SECTION 6.03 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Business Sale and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) any representation or warranty on its part contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 6.04 Expenses. All fees and expenses incurred in connection with the Business Sale, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Business Sale is consummated. Any stamp duty, value added tax or similar taxes payable in connection with the Business Sale, this Agreement and the transactions contemplated by this Agreement shall be paid by Buyer

SECTION 6.05 Public Announcements. The parties will use all reasonable endeavours to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with or the rules of any securities exchange.

SECTION 6.06 Further Assurances. From time to time after the Closing Date, each of the parties hereto will execute and deliver such other and further instruments and documents as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby and fully and effectively to vest the Assets in the Buyer and procure that Buyer obtains the full benefit thereof.

SECTION 6.07 Environmental Management. After the Closing Date Buyer shall consult with Seller or Parent prior to undertaking any measures whatsoever with respect to any proposed environmental investigation or remediation activity and take into account any representations made by Seller or Parent and shall consider in good faith any reasonable request of Seller or Parent relating to any such proposed environmental investigation or remediation activity. Unless required by law to do so, Buyer will undertake no such environmental investigation or remediation. Where it appears that any proposed environmental investigation or remediation activity may involve expenditure of more than $500,000, Buyer shall not undertake any proposed environmental investigation or remediation activity without Seller's and Parent's prior written consent (which shall not be unreasonably withheld). The terms of reference for any proposed environmental investigation or remediation activity and the manner in which it is to be carried out shall be agreed between the parties. Where the parties fail to agree upon any such matter, the parties shall jointly instruct an independent environmental consultant with relevant experience in relation to the subject matter of the proposed activity to act as an expert (the "Expert") to determine that matter and, if the parties cannot agree upon the appointment of an Expert, or if either of the parties refuse to issue a formal appointment of an Expert agreed between them, either party may apply to the President for the time being of the Royal Institution of Chartered Surveyors to select an Expert.

The above provisions shall not apply where the proposed environmental investigation or remediation activity is legally required to be taken pursuant to a mandatory order made by a regulatory authority having responsibility for the environment acting lawfully or by order of a court of law, in which case written notice giving full particulars shall be provided to Seller and Parent as soon as possible and in any case within 48 hours of the measures having been taken.

SECTION 6.08 Agreement Not To Compete.

(a) For and in consideration of the benefits to be derived, directly and indirectly, from this Agreement, Seller and Parent each covenant and agree that for a period of 5 years following the Closing Date (the "Noncompetition Period"), it will not, and will cause its affiliates not to, engage, directly or indirectly, in any business that competes with the Business ("Competitive Business") as conducted at the Closing Date

(b) Notwithstanding paragraph (a) of this Section 6.08, Seller, Parent and the affiliates of each shall not be prohibited from
(1) the acquisition, directly or indirectly, by asset purchase, stock purchase, merger, consolidation or otherwise, ownership, management or operation of any corporation, partnership or other business entity partially engaged in a Competitive Business, provided that such activities either (i) do not exceed 15% of the revenues of such entity or (ii) involve the manufacture of products competitive with the Business where all such products are manufactured for incorporation solely into other products of Parent or its affiliates intended to be distributed to end users, or (2) the ownership of not more than 5% of any class of debt or publicly traded equity securities of any corporation, partnership or other business entity engaged in a Competitive Business. In the event that any provision of this Section 6.08 shall be held invalid, illegal, void, inoperative or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration of such provision, such invalidity, illegality or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid, illegal, void, inoperative or unenforceable any other provision of this Agreement and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid, illegal, void, inoperative or unenforceable.

(c) Seller and Parent each covenant and agree that during the Noncompetition Period it shall not, and shall not permit any of its subsidiaries to, solicit, encourage or induce any employee to discontinue his or its business relationship with Buyer in respect of the Competitive Business. The foregoing shall not prohibit general advertising by Seller or Parent that is not targeted to such employees.

(d) Seller and Parent each agree that Buyer's remedy at law for any breach of this Section 6.08 is inadequate and that in the event of any such breach or violation by Seller, Parent or one of the affiliates of either, Buyer shall be entitled to injunctive relief in addition to any other remedy at law, in equity or under this Agreement to which either or both may be entitled.
Without limiting the generality of the preceding sentence, the parties acknowledge and agree that it is impossible to measure in monies all of the damages that would accrue to Buyer by reason of any breach of this Section 6.08. Seller and Parent each waive in advance any claim or defense, in any action or proceeding that may in the future be commenced by Buyer to enforce such provisions, that Buyer has an adequate remedy at law, and Seller and Parent each agree not to assert in any such action that an adequate remedy at law exists.

                             ARTICLE VII

                         CONDITIONS PRECEDENT

SECTION 7.01 Conditions to Each Party's Obligation To Effect the Business Sale. The obligations of Seller to effect the Business Sale and the obligations of Buyer to pay the Asset Purchase Price are subject to the satisfaction or waiver on or prior to the date of the Business Sale of the following conditions

(a) Shareholder Approval. Parent shall have obtained all approvals of holders of Ordinary Shares necessary to approve this Agreement and the Business Sale and all of the other transactions contemplated hereby.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Business Sale under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Business Sale shall be in effect; provided, however, that each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

SECTION 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Business Sale are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of the coming into effect of the terms and conditions of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise specifically contemplated by this Agreement, and Buyer shall have received a certificate signed on behalf of each of Seller and Parent by the chief executive officer and the chief financial officer of each of Seller and Parent to such effect.

(b) Performance of Obligations of Seller and Parent. Seller and Parent shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of Seller and Parent by the chief executive officer and the chief financial officer of Seller and Parent to such effect

(c) Material Adverse Change. There shall not have been any Material Adverse Change in the Business since the date of this Agreement.

(d) European Commission. Buyer shall have received, in terms reasonably satisfactory to Buyer, confirmation by way of decision from the European Commission under the ECMR (with or without the initiation of proceedings under Article 6(1)(c) of the ECMR), that the Business Sale and any matters arising therefrom or connected therewith are compatible with the common market, and that there will not be a referral of the Business Sale (and any matters arising therefrom or connected therewith) to any competent authority or dealing with the Business Sale (and any matters arising therefrom or connected therewith) by the European Commission pursuant to Article 9(3) of the ECMR.

(e) An Intellectual Property License Agreement in the form attached as Exhibit 1 shall have been executed and delivered by Seller, Varity Europe Limited, Varity Holdings Limited and Perkins
      Engine Group Limited.

SECTION 7.03 Conditions to Obligation of Seller. The obligation of Seller to effect the Business Sale is further subject to the following conditions

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of the coming into effect of the terms of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise specifically contemplated by this Agreement, and Seller shall have received a certificate signed on behalf of Buyer by its chief executive officer and chief financial officer.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by its chief executive officer and chief financial officer.

(c) An Intellectual Property License Agreement in the form attached as Exhibit 1 shall have been executed and delivered by Buyer.

                             ARTICLE VIII

                   TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Business Sale whether before or after approval of matters presented in connection with the Business Sale by the shareholders of Parent:

(a)   by mutual written consent of Buyer and Seller; or

(b)   by either Buyer or Seller:

         (i) if, upon a vote at a duly held Shareholders Meeting or any adjournment thereof, the Required Vote shall not have been obtained;

        (ii) if the Business Sale shall not have been consummated on or before June 30, 1998 (the "Termination Date"), unless the failure to consummate the Business Sale is the result of a wilful and material breach of this Agreement by the party seeking to terminate this Agreement;

       (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Business Sale and such order, decree, ruling or other action shall have become final (and, in respect of a ruling or other action by a Governmental Entity, other than the European Commission, nonappealable); o

        (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) or Section 7.03(a) or (b), as applicable, and (B) cannot reasonably be or has not been cured prior to the Termination Date after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement).

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Seller, Parent, or Buyer, other than the provisions of the last sentence of Section 6.02, Section 6.04, Section 6.05, and this Section 8.02 and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 8.03 Amendment. This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties or by the oral acceptance of a written offer to amend it witnessed by a solicitor independent of all parties.

SECTION 8.04 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or
(c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such right

SECTION 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of each of Seller, Parent, and Buyer, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                              ARTICLE IX

                           INDEMNIFICATION

SECTION 9.01 Seller's Indemnity. Subject to the terms and limitations of this Article IX, Seller shall indemnify Buyer and hold it harmless from any and all losses, liabilities and damages (including punitive or exemplary damages and fines or penalties and any interest thereon), costs and expenses (including reasonable fees and disbursements of counsel) ("Losses"), suffered or incurred by it or any of its subsidiaries, affiliates, directors, officers, employees or successors to the extent arising from (i) a breach of the representations and warranties of Seller contained in the first sentence of Section 4.01(a), Sections 4.01(c), 4.01(d), 4.01(i)(ii), and 4.01(n) of this Agreement or (ii) any breach or non-fulfilment by Seller or Parent of any agreement or covenant of Seller or Parent contained in this Agreement or by reason of any claim, action or proceeding asserted or instituted by a third party to the extent relating or in any way pertaining to any matter or thing constituting a breach or nonfulfilment of any such agreement or covenant, or (iii) the failure of Parent to discharge when due any of the Excluded Liabilities. Buyer may not assert any claim for indemnification under this Article IX (a "Buyer Claim"), other than a claim referred to in clause (ii) or (iii) of the preceding sentence, unless and until the aggregate amount of such Buyer Claims assertible under this paragraph shall exceed $5,000,000, and thereafter Seller shall indemnify Buyer for all Losses in excess of $5,000,000; provided, that if the Buyer Claim is made in respect of a breach of the representations and warranties of Seller contained in Section 4.01(n), Seller shall only be required to indemnify Buyer for 50% of the Losses otherwise subject to the indemnification provisions hereunder which are incurred with respect to such breach, provided, that Seller shall not be obligated to indemnify Buyer for Losses in connection with business interruption with respect to such breach. Buyer Claims of less than $100,000 shall be disregarded for all purposes of this
Section 9.01.

SECTION 9.02 Survival of Representations and Warranties. The representations and warranties of Seller and the indemnification provisions with respect thereto shall not survive the Business Closing except that the representations and warranties set forth in the first sentence of Section 4.01(a), Sections 4.01(c), 4.01(d), 4.01(i)(ii) and 4.01(n) and the indemnification provisions with respect thereto shall survive the Business Closing but shall terminate at the close of business on (x) the completion of the first audit of the financial statements of Buyer for the fiscal year of Buyer during which the Business Closing occurs in respect of claims based on Section 4.01(d) hereof, (y) the second anniversary of the Business Closing in respect of claims based on Section 4.01(i)(ii) and (z) the fourth anniversary of the Business Closing in respect of claims based on Section 4.01(a) (but the first sentence only),
Section 4.01(c) and Section 4.01(n) hereof.

After the Business Closing, this Article IX shall provide the exclusive remedy for any breach of a representation or warranty of Seller. Buyer hereby waives any and all other rights or remedies at law or in equity in connection therewith except as may be prohibited by applicable law.

SECTION 9.03 Losses Net of Insurance. The amount of any and all Losses under Section 9.01 shall be determined net of any amounts recovered or recoverable by the indemnified party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

SECTION 9.04 Procedures Relating to Indemnification.

(a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement, such Indemnified Party must notify the indemnifying party in writing, and in reasonable detail, of the Loss for which indemnification is sought hereunder as promptly as reasonably possible after receipt by a person having management responsibility for such Indemnified Party of notice of such Loss; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party within five business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Loss. In the case of any indemnification sought pursuant to Section 9.01(ii) or 9.01(iii), notice shall be provided as described in the first sentence of this Section 9.04(a). Notwithstanding any other provision of this Article IX, in the case of indemnification relating to (x) a breach of any representation or warranty set forth in Section 4.01(d), notice of such matter on which such right of indemnification is based shall be given no later than the close of business on the completion of the first audit of the Financial Statements of Buyer for the fiscal year of Buyer during which the Business Closing occurs, or (y) a breach of any representation or warranty set forth in Section 4.01(i)(ii), notice of such matter on which such right of indemnification is based shall be given no later than the second anniversary of the Business Closing, or (z) a breach of any representation or warranty set forth in the first sentence of Section 4.01(a), Section 4.01(c) or Section 4.01(n), notice of such matter on which such right of indemnification is based shall be given no later than the fourth anniversary of the Business Closing

(b) If a claim in respect of, arising out of or involving a claim or demand made by any person. firm, governmental authority or corporation against the Indemnified Party (a "Third Party Claim") is made against an Indemnified Party, the indemnifying party shall be entitled to notice thereof and to be fully informed and consulted as to the defense thereof. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

SECTION 9.05 Parent Guarantee. Parent hereby unconditionally and irrevocably guarantees to Buyer the full and complete performance by Seller of each of its obligations under this Agreement, in accordance with the terms hereof. Parent shall not seek any indemnity or contribution from Seller in respect of any liability of Parent to Buyer under this Agreement, and waives all rights of subrogation against Seller in respect of any such liability.

                              ARTICLE X

                         GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier or transmitted by facsimile (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)   if to Seller, to
      Perkins Limited
      9 Upper Belgrave Street
      London SW1

      Attention:       Tim Voak

      Facsimile No:    0171 465 0630


      with a copy to:
      Cahill Gordon & Reindel
      80 Pine Street
      New York, NY 10005

      Attention:       Immanuel Kohn

      Facsimile No.:   (212) 269 5420

(b)   if to Buyer, to
      Caterpillar Inc.
      100 N.E. Adams Street
      Peoria, Illinois 61629-7310

      Attention:       R.R. Atterbury

      Facsimile No.:   (309) 675 6886

      with a copy to:
      Rogers & Wells
      200 Park Avenue
      New York, NY 10166

      Attention:       Klaus H. Jander

      Facsimile No.:   (212) 878 8375



SECTION 10.02. Definitions. For purposes of this Agreement:

(a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) "Material Adverse Change" or "Material Adverse Effect" means any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect), except in respect of general economic or financial conditions in the industry of which Seller is a part, that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of the Business taken as a whole;

(c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

(d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

(e) other terms used in this Agreement are defined in the referenced Sections:

Defined Term                       Section

Business Closing                   3.01
Asset Purchase Price               2.01
Business Sale                      Preamble
Assumed Liabilities                1.05
Interim Balance Sheet              4.01(d)
Buyer Disclosure Schedule          4.02
Benefit Plans                      4.01(j)
Business                           Preamble
Buyer                              Preamble
Closing Date                       3.01
Confidentiality Agreement          6.02
Disclosure Document                4.01(c)
ECMR                               4.02(b)
Environmental Laws                 4.01(n)
Exchange Act                       5.01(c)
Excluded Assets                    1.02
Excluded Liabilities               1.06
Excluded Subsidiaries              5.01
Financial Statements               4.01(d)
Funded Debt                        1.06
Governmental Entity                4.01(c)
Hazardous Materials                4.01(n)
HSR Act                            4.01(c)
ICTA 1988                          2.01
Interim Balance Sheet              4.01(d)
Know-how                          2.01
Liens                              1.01
Non-Assignable Contracts          1.03
Non-Business Assets               5.01
Ordinary Shares                    Preamble
Parent                             Preamble
Parent Documents                   4.01(d)
Permitted Liens                    1.01
Release                            4.01(n)
Required Vote                      4.01(o)
Seller                             Preamble
Seller Disclosure Schedule         4.01
Shareholders Meeting               6.01
Trademark                          1.01
Transfer Documents                 3.02
U.K. Assets                        1.01
U.K. Benefit Plan                  4.01(k)
U.K. GAAP                          2.03
U.K. Pension Plans                 4.01(k)

SECTION 10.03 Interpretation. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of or an Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," and the word "or" shall not be exclusive unless the context requires otherwise.

SECTION 10.04. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 10.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except that the rules of English law as to the validity and enforceability of a contract formed by the oral acceptance of a written offer shall apply instead of Section 5-701 of the General Obligations Law of the State of New York.

SECTION 10.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that Buyer may assign any of its rights, interests or obligations under this Agreement, in whole or in part, without such consent to any directly or indirectly wholly owned subsidiary of Buyer (each, an "Assignee"). If Buyer assigns its rights, interests or obligations under this Agreement in accordance with this Section 10.06, all references to Buyer herein shall refer to the applicable Assignee as well as to Buyer, and Buyer shall be jointly and severally liable with respect to such Assignee's performance of its respective obligations hereunder.

SECTION 10.07 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically, without the necessity of proving actual damage or securing or posting any bond or providing prior notice, the terms and provisions of this Agreement in any court of the United States located in the Southern District of New York, any New York state court located in the Southern District of New York, any Delaware state court or any court of competent jurisdiction located in London, England, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Federal District Court for the Southern District of New York, any New York state court located in the Southern District of New York, any Delaware state court and any court of competent jurisdiction located in London, England in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal District Court for the Southern District of New York, a New York state court located in the Southern District of New York, a Delaware state court or a court of competent jurisdiction located in London, England. The provisions of this Section 10.07 are subject to the provisions of Section 10.10.

SECTION 10.08 Waivers of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or the transactions contemplated hereby and for any counterclaim therein

SECTION 10.09 Dispute Resolution.

(a)   Dispute resolution under the procedures provided in this
      Section 10.09 shall be the exclusive remedy for all disputes between the parties in respect of a breach of any term of this Agreement. Each party agrees not to resort to any court, agency or private group with respect to such disputes except in accordance with this Section 10.09.

(b) In any disputes arising out of or relating to the performance of this Agreement the parties shall attempt reasonably to resolve such disputes in good faith by negotiation between senior executives of each.

(c) If any such dispute has not been resolved by negotiation between senior executives of the parties within a period of thirty calendar days (or such other reasonable amount of time as the parties may in good faith agree is warranted by the circumstances), the dispute shall be settled exclusively by arbitration, as described in this Section 10.09 pursuant to the applicable rules of the American Arbitration Association, such arbitration to be conducted in the City of New York. If, for any reason, certain claims or disputes are deemed to be non-arbitrable, the non-arbitrability of those claims or disputes shall in no way affect the arbitrability of any other claims or disputes. The parties may initiate the arbitration procedures set forth in this Section 10.09 by providing notice to the other party, as provided in this Section 10.09, and to the American Arbitration Association of the existence of a dispute to be arbitrated.

(d) Arbitration shall be conducted by one arbitrator to be selected by the parties. The arbitrator shall be an attorney licensed to practice law and familiar with the rules of evidence and shall be generally knowledgeable with respect to business issues that would reasonably be expected to arise in relation to this Agreement being submitted to arbitration. If the parties are unable to agree on an arbitrator within 15 calendar days of the effective delivery of the notice required by Section 10.10(c), then the American Arbitration Association shall appoint the arbitrator. The arbitrator shall not be an officer, director or employee of either party or any of their respective affiliates. The decision of the arbitrator shall be final and binding upon the parties. The arbitrator shall provide reasoned, written opinions for all decisions.

(e) All hearings that may be required shall be concluded within sixty calendar days (or such other reasonable amount of time as the parties may in good faith agree is warranted by the circumstances) after the selection of the arbitrator. The arbitrator shall render his award within fifteen calendar days after the last hearing.

(f) The parties may by written notice to one another and to the arbitrator freely specify further controversies or claims to be arbitrated up until the date of any pre-hearing conference held by the arbitrator for such purpose. Thereafter, additional controversies or claims may be added only with the consent of the arbitrator.

(g) The arbitrator may make interim awards and may award equitable and declaratory relief; provided, however, that the arbitrator may not order the termination of this Agreement for any reason other than as expressly set forth in Article VIII hereof.

(h) The costs and expenses of the Arbitration (including reasonable attorneys' fees) shall be allocated by the arbitrator between the parties as the arbitrator sees fit.

(i) The arbitrator shall not consider, nor shall any award include amounts for, punitive or exemplary damages.

(j) Notwithstanding any other provision of this Section 10.09, either party may seek from any court of competent jurisdiction specified in Section 10.07 interim relief, including but not limited to temporary restraining orders, preliminary injunctions, and other interim equitable relief as the same may vary from jurisdiction to jurisdiction, in aid of arbitration or to protect the rights of a party pending the appointment of the arbitrator and rendering the arbitration decision.

(k) In addition to the available remedy or remedies, in an action to enforce a decision of the arbitrators, the prevailing party shall be entitled to its reasonable attorneys' fees, expert fees, costs and expenses without regard to the local rules of the district in which the suit is brought.

SECTION 10.10 RTPA. Notwithstanding any other provisions of this Agreement (or any other agreement which, together with this Agreement, may form part of an agreement for the purposes of the Restrictive Trade Practices Act 1976 (the "Act") (together, the "RTPA Agreement"), each party hereto declares that it will not give effect, and will procure that none of their subsidiaries shall give effect, to any restriction or restrictions contained in the RTPA Agreement which cause the RTPA Agreement to be registrable under the Act until one day after particulars of the RTPA Agreement shall have been furnished to the Director General of Fair Trading.

SECTION 10.11 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof

SECTION 10.12 Value Added Tax. All amounts expressed in this Agreement as payable by the Buyer are expressed exclusive of any VAT that may be chargeable thereon. Buyer and Seller intend that Art. 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the transfer of the Assets hereunder and accordingly: (i) Buyer and Seller shall as soon as reasonably practicable after this Agreement is made give notice of the transfer to H.M. Customs & Excise; and
(ii) shall in their dealings with H.M. Customs & Excise, Buyer and Seller use all reasonable endeavors to secure that, the sale of the Assets pursuant to this Agreement is treated pursuant to the said Art. 5 as neither a supply of goods nor a supply of services for the purposes of VAT.